Catalyst Capital Group Inc.

424 West Bakerview Road

Bellingham, WA, 98226

T: 9494196588

F: 9492720088

November 1, 2010

Vibe Ventures Inc.

(“Company” or the “Company”)

Room 1707, 17th Floor, CTS Center

219 Zhong Shan Wu Road

Guangzhou, China, 510030

Dear Mr. Hong Mei Ma:

Re: Equity Line Financing Term Sheet

We are pleased to provide terms of our financing to the Company for an Equity Line Financing.

The Capital Commitment shall be available to the Company, subject to all terms and conditions in this agreement.

Key Financing Terms and Conditions

Commitment

Amount:	Catalyst Capital Group Inc. (the “Lender”) shall commit to loaning up to $200,000 to the Company. The amounts of the “advances” shall be at the discretion of the Company, subject to the restrictions described herein, up to $50,000 per advance.

Securities:	Common Stock issued in compliance with the securities laws of the United States.

Conversion Right: Lender shall have the right at any time and from time to time, to convert any amount of the Loan Amount into such number of shares of Common Stock that shall be obtained by taking the then-outstanding loan amount plus 10% of the then-outstanding amount and then dividing the aggregate by the Conversion Price.

Conversion Price: 75% of the lowest closing bid price of the Common Stock for the five trading days preceding the date of conversion.

Interest Rate: Principal amounts due shall bear interest at 7% per annum to be compounded semi-annually.

Promises to Pay: The Company promises to pay to Lender when due, whether by demand or by normal maturity the entire amount of the outstanding principal amount of the loan together with interest and all other amounts payable by the Company to the Lender including costs of collection.

Use of Funds: All amounts borrowed under this agreement shall be used solely for working capital purposes of the Company.

General Terms:

This agreement shall be governed by, construed and enforced in the accordance with the laws of the State of Nevada. In the event of any legal proceeding relating to this agreement, the prevailing party shall be entitled to recover all reasonable attorney’s fees and costs.

A non-accountable expense allowance of $5,000 for the Lenders’s legal, administrative and due diligence costs and expenses will be deducted from the first draw down under the agreement.

If any of the provisions contained herein are construed or adjudicated to be invalid or unenforceable, the remainder of this agreement shall be given full force and effect.

This agreement may be modified or amended only by written consent of all parties and supersedes all prior negotiations, oral or written agreements, prior or preliminary agreements or discussions with any company or individual. A Counterpart signed and sent electronically including via facsimile or email shall constitute an original and binding agreement, except that the Lender shall retain the full right to determine, in its sole discretion, whether, based on its due diligence and the market conditions after its due diligence, the terms contained herein should be withdrawn or modified.

Sincerely,

Catalyst Capital Group Inc.

By:_S___________________________
Name: Albert Tam
Title: Vice President

Vibe Ventures Inc.

By:_S___________________________
Name Hong Mei Ma
Title: President